FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207132-21

The information in this supplement is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This supplement is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE PRELIMINARY PROSPECTUS TO WHICH THIS IS A SUPPLEMENT, DATED JANUARY 30, 2019, MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated January 29, 2019)

$728,129,000 (Approximate)

BENCHMARK 2019-B9 MORTGAGE TRUST
(Central Index Key number 0001764759)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-B9

This is a supplement to the prospectus dated January 29, 2019 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the same meanings as they would in the Preliminary Prospectus.

Structure Update

Class A-4 and Class A-5 Certificates

1.	The Expected Principal Window for the Class A-4 Certificates in the table under “Certificate Summary” on page 3 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following: (6)

2.	The Expected Principal Window for the Class A-5 Certificates in the table under “Certificate Summary” on page 3 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following: (6)

3.	Foontote 6 to the table under “Certificate Summary” on page 3 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

(6)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $515,272,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Weighted Avg. Life (Yrs)	Expected Range of Principal Window
Class A-4	$50,000,000 – $240,000,000	9.58 – 9.77	7/28-10/28 / 7/28-12/28
Class A-5	$275,272,000 – $465,272,000	9.85 – 9.84	12/28-1/29 / 10/28-1/29

Citigroup	J.P. Morgan	Deutsche Bank Securities

Co-Lead Managers and Joint Bookrunners

Academy Securities	The Williams Capital Group, L.P
Co-Manager	Co-Manager

The date of this Supplement is January 30, 2019

4.	The Assumed Final Distribution Date for the Class A-4 Certificates in the table under the heading “Summary of Terms—Relevant Dates and Periods” on page 31 of the Preliminary Prospectus, and in the table under the heading “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” on page 295 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following: October 2028 - December 2028(1). In addition, the following footnote is added to each such table:

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $50,000,000 to $240,000,000.

5.	Footnote (1) to the table of Certificate Balances and Notional Amounts under the heading “Description of the Certificates—General” on page 280 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

(1)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $515,272,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Weighted Avg. Life (Yrs)
Class A-4	$50,000,000 – $240,000,000	9.58 – 9.77
Class A-5	$275,272,000 – $465,272,000	9.85 – 9.84

Decrement Tables

6.	The following decrement tables for Class A-4 and Class A-5 under the section entitled “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates” on pages 428 and 429 of the Preliminary Prospectus are hereby deleted in their entirety and replaced with the following:

Percentages of the Minimum Initial Certificate Balance ($50,000,000)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	99%	97%	94%	72%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.58	9.50	9.43	9.35	9.19
First Principal Payment Date	July 2028	January 2028	January 2028	January 2028	December 2025
Last Principal Payment Date	October 2028	October 2028	September 2028	August 2028	June 2028

(1)    The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Maximum Initial Certificate Balance ($465,272,000)(1)
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 15, 2020	100%	100%	100%	100%	100%
February 15, 2021	100%	100%	100%	100%	100%
February 15, 2022	100%	100%	100%	100%	100%
February 15, 2023	100%	100%	100%	100%	100%
February 15, 2024	100%	100%	100%	100%	100%
February 15, 2025	100%	100%	100%	100%	100%
February 15, 2026	100%	100%	100%	100%	100%
February 15, 2027	100%	100%	100%	100%	100%
February 15, 2028	100%	100%	100%	100%	100%
February 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.84	9.82	9.80	9.76	9.54
First Principal Payment Date	October 2028	October 2028	September 2028	August 2028	June 2028
Last Principal Payment Date	January 2029	January 2029	January 2029	December 2028	October 2028

(1)    The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Underwriter Allocations

7.	Footnotes 1 and 2 to the underwriter allocation table under the section entitled “Plan of Distribution (Underwriter Conflicts of Interest)” on page 479 of the Preliminary Prospectus are hereby deleted in their entirety and replaced with the following:

(1)	The underwriter allocations for the Class A-4 Certificates will be subject to a range depending on the determination of the actual initial Certificate Balance of such Class at pricing. The underwriter allocations for the Class A-4 Certificates will fall within the following ranges: (i) Citigroup Global Markets Inc.’s allocation will be between $24,972,749.20 and $119,869,196.13; (ii) Deutsche Bank Securities Inc.’s allocation will be between $14,430,966.61 and $69,268,639.75; and (iii) J.P. Morgan Securities LLC’s allocation will be between $10,596,284.19 and $50,862,164.12.
(2)	The underwriter allocations for the Class A-5 Certificates will be subject to a range depending on the determination of the actual initial Certificate Balance of such Class at pricing. The underwriter allocations for the Class A-5 Certificates will fall within the following ranges: (i) Citigroup Global Markets Inc.’s allocation will be between $137,485,972.32 and $232,382,419.27; (ii) Deutsche Bank Securities Inc.’s allocation will be between $79,448,820.84 and $134,286,493.97; and (iii) J.P. Morgan Securities LLC’s allocation will be between $58,337,206.84 and $98,603,086.76.

Back Cover

8.	The range of the approximate initial Certificate Balance for the Class A-4 Certificates on the back cover of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following: $50,000,000 – $240,000,000.

9.	The range of the approximate initial Certificate Balance for the Class A-5 Certificates on the back cover of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following: $275,272,000 – $465,272,000.

__________________

The information in this supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by the immediately preceding changes, the Preliminary Prospectus remains unmodified.